U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   Form 12b-25

                           Notification of Late Filing

                        Commission File Number 000-26213

(Check One:):

[ ]    Form 10-K and Form 10-KSB
[ ]    Form 11-K
[ ]    Form 20-F
[X]    Form 10-Q and Form 10-QSB
[ ]    Form N-SAR
[ ]    Form N-CSR

For Period Ended:  June 30, 2004
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information
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         Full Name of Registrant    RoomLinX, Inc.
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         Former Name if Applicable  Arc Communications Inc.
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         Address of Principal Executive Office (street and number)

         401 Hackensack Avenue
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         City, State and Zip Code

         Hackensack, NJ 07601
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Part II - Rules 12b-25 (b) and (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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         State below in reasonable detail the reasons why the Form 10-K and Form
10-KSB, 11-K, 20-F, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant closed a merger transaction on June 28, 2004 in which the Registrant, among other things, changed its name to RoomLinX, Inc. There have been certain logistical delays in implementing the name change and the Registrant desires to avoid confusion in its filing. Accordingly, the Registrant requests a 5-day extension until August 21, 2004 to file its SEC Form 10-QSB.

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PART IV - OTHER INFORMATION
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         (1) Name and telephone number of person to contact in regard to this notification

          Frank Elenio                   (201) 525-1777
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             (Name)                     (Telephone Number)

         (2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                      [X] Yes        [ ] No


         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes        [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

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        Arc Communications Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                  RoomLinX, Inc. (f/k/a Arc Communications Inc.)


Date: August 16, 2004             By: /s/  Frank Elenio
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                                  Frank Elenio
                                  Chief Financial Officer